CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-SPAN MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

July 15th, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-SPAN Series (the “VV-SPAN Series”) and the creation of the VV-SPAN Interests (the “VV-SPAN Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-SPAN Series and the creation of the VV-SPAN Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-SPAN Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-SPAN Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-SPAN Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-SPAN Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-SPAN Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-SPAN Interests

AUTHORIZED SHARES:	Minimum: 1,400 / Maximum: 1,680 Interests

SERIES ASSETS:

Wine	Vintage	Bottles
Vega Sicilia Unico	2004	48x750ml
Vega Sicilia Unico	2006	48x750ml
Vega Sicilia Unico	2007	36x750ml
Pingus	2018	18x750ml
Pingus	2016	6x750ml
Pingus	2017	6x750ml

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-SPAN to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King
TITLE:	Managing Member